CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 65 to the Registration Statement (Form N-1A Nos. 33-11752 and 811-05021) of our report dated May 26, 2021 on the financial statements and financial highlights of BNY Mellon Short-Intermediate Municipal Bond (the “Fund”) included in the Fund’s annual report for the fiscal year ended March 31, 2021.

/s/ ERNST & YOUNG LLP

New York, New York

July 23, 2021